EXHIBIT (c)(4)

PLX Special Committee Discussion Materials

March 11, 2004

PETRIE PARKMAN & Co.

Table of Contents

I. Summary of Leucadia March 5, 2004 Proposal

II. Potential Issues for Consideration

III. Appendix

Leucadia March 5, 2004 Proposal and Proposed Term Sheet for Notes

PETRIE PARKMAN & Co. i

Summary of Pershing Square / Leucadia February 12, 2004 Proposal

Form of Transaction Leucadia National Corporation (“Leucadia”), and/or any of its respective affiliates through a newly formed entity (“Buyer”), would acquire 100% of the capital stock of Plains Resources, Inc. (“PLX”) through a merger of Buyer with and into PLX.

Consideration PLX shareholders would receive $1.19 in cash plus 0.5019 newly issued notes (“Notes”) of PLX for each share of PLX. In the transaction, PLX would issue 12.4 MM Notes, one

Note for each PAA Unit owned by PLX.

Thirty to sixty days after closing, Leucadia would use commercially reasonable efforts to commence a tender offer to repurchase up to 3.125 MM Notes at a purchase price of $32.00 per Note (up to $100 MM total).

Description of Notes PLX is Issuer

Publicly listed on the NYSE (or another national securities exchange or market) Quarterly interest in an amount equal to the quarterly per unit distribution paid by PAA, plus an additional distribution of $0.03 per quarter, subject to a minimum annual interest payment of $1.00 per Note Face amount of the greater of (i) $34.00 or (ii) the FMV of one PAA MLP Unit on the day prior to closing of the merger plus $0.25 per Note (“Face Amount”) Maturity 20 years after issue date; no early redemption At maturity, the Buyer will be obligated to pay the holders of each outstanding Note the greater of (i) Face Amount or (ii) the market price of one PAA MLP unit (a) in cash, (b) in MLP Units at the then-current market price of the PAA MLP Units, or (c) in any combination of cash or PAA MLP Units at the option of Buyer Issuer and Buyer may defer interest payments at any time and from time to time for up to 60 consecutive months if they do not have sufficient cash on hand to make an interest payment

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Cont’d

Description of Notes (cont’d) Notes to be secured by a number of PAA MLP Units equal to the number of Notes outstanding Notes to be issued under an indenture with customary covenants for o Payment of interest o Provision of reports o Restrictions on incurrence of additional indebtedness o Restrictions on transaction with affiliates o Restrictions on payments of dividends, asset sales, and liens Other customary provisions including permitting amendments to the Indenture with consent of a majority of the principal amount of the Notes outstanding, provided that without consent of each holder of the Notes an amendment or waiver may not reduce the principal amount of Notes required to consent to amendments, reduce principal of or change the maturity date, and other customary provisions Leucadia to endeavor to cause a when-issued market to develop for the Notes prior to the consummation of the transaction as promptly as permissible under regulatory requirements

Definitive Merger Agreement The merger agreement to be based on Vulcan merger agreement, “modified only to reflect the economic terms of the Leucadia transaction and to make certain conforming changes”

Expenses Parties to enter into a revised expense reimbursement agreement on terms to be mutually agreed upon

Conditions Satisfactory due diligence on PLX which is to be completed in seven days Execution of a definitive merger agreement

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Summary of Changes to Proposal

March 5, 2004 Proposal February 12, 2004 Proposal Consideration (per PLX share) $1.19 cash and 0.5019 Notes $3.09 cash and 0.44 Buyer Securities Stand-by Financing 30-60 days after closing, Leucadia will Mechanism by which Buyer would offer to commence a tender offer to repurchase up to buy up to $75 MM of Buyer Securities at 3.125 MM Notes at purchase price of $32.00 $31.50 per Buyer Security for a limited per Note up to $100 MM total period after closing Description of the Notes / Buyer Debt security Type of security not determined

Securities

Quarterly interest equal PAA LP unit Quarterly distribution equal to PAA LP distributions + $0.03, with $1.00 annual unit distributions +$0.02 minimum Face or value of $34.00 Face value of $33.00 Maturity 20 years after issuance date; no Maturity not less than 20 years after early redemption issuance At maturity, PLX will owe the Note At maturity, Buyer will be obligated to principal amount of the greater of $34.00 the pay the holders of the Buyer or the market value of a PAA unit at Securities the greater of $33.00 or the closing + $0.25 (“Face Value”) or the then market price of one PAA unit, by (i) current market value of one PAA unit, by paying cash, (ii) exchanging PAA units (i) paying cash, (ii) exchanging PAA units for the Buyer Securities for the Notes, or (iii) any combination of cash and PAA MLP units at the current market price at the option of Buyer Merger Agreement Vulcan agreement, revised only to reflect the Customary reps, warranties, terms and economics of the Leucadia proposal and to conditions, indemnifications, and make certain conforming changes “customary” fiduciary out Other Leucadia board has approved Subject to Leucadia board approval Subject to one-week due diligence; PAA Subject to satisfactory due diligence on diligence requirement eliminated PLX and PAA

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Illustrative Offer Valuation – Max Securities Case

Proposed Consideration Summary

Total Consideration to

Form of Consideration PLX Shareholders Per PLX Share

Max Securities Case

Cash ($MM) $29.4 $1.19 Notes (# of Notes, MM) 12.4 0.5019

Implied Consideration—Max Securities Case

Illustrative Notes Notes Cash Total Trading Price of Consideration Consideration Per Consideration Per Consideration Per Notes Per PLX Share PLX Share ($/Sh) PLX Share ($/Sh) PLX Share ($/Sh) $27.00 0.5019 $13.55 $1.19 $14.74 $28.00 0.5019 $14.05 $1.19 $15.24 $29.00 0.5019 $14.56 $1.19 $15.75 $30.00 0.5019 $15.06 $1.19 $16.25 $31.00 0.5019 $15.56 $1.19 $16.75 $32.00 0.5019 $16.06 $1.19 $17.25 $33.00 0.5019 $16.56 $1.19 $17.75 $33.86 0.5019 $16.99 $1.19 $18.18 $34.00 0.5019 $17.06 $1.19 $18.25

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Illustrative Offer Valuation – Max Cash Case

Proposed Consideration Summary

Total Consideration to

Form of Consideration PLX Shareholders Per PLX Share

Max Cash Case

Cash ($MM) $129.4 $5.24 Notes (# of Notes, MM) 9.3 0.3754

Implied Consideration—Max Cash Case

Illustrative Notes Notes Cash Total Trading Price of Consideration Consideration Per Consideration Per Consideration Per Notes Per PLX Share PLX Share ($/Sh) PLX Share ($/Sh) PLX Share ($/Sh) $27.00 0.3754 $10.14 $5.24 $15.37 $28.00 0.3754 $10.51 $5.24 $15.75 $29.00 0.3754 $10.89 $5.24 $16.12 $30.00 0.3754 $11.26 $5.24 $16.50 $31.00 0.3754 $11.64 $5.24 $16.88 $32.00 0.3754 $12.01 $5.24 $17.25 $33.00 0.3754 $12.39 $5.24 $17.63 $33.86 0.3754 $12.71 $5.24 $17.95 $34.00 0.3754 $12.76 $5.24 $18.00

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Perspective on Notes

The Notes have characteristics of several types of securities which will impact their trading value and the discount rate required by investors, including

Security Similarities with Notes Differences with Notes PLX Common Stock Value derived in part from underlying Equity vs. debt security

PAA common units No cash distributions to PLX common holders Notes have no exposure to PAA GP upside Bond Indenture Notes have variable interests payments Interest payments Notes have variable principal repayable Market price a function of rating and at maturity interest rate environment Value of Notes derived in part from an Maturity date and face amount equity security of third party Ranked senior to equity of issuer Taxable distributions PAA MLP Units Value derived from PAA’s equity level Notes are debt securities cash flows Notes have different tax characteristics Distributions from Notes (interest) will likely be subject to higher tax than MLP unit distributions

I-Shares Value derived from underlying MLP Distributions in cash, not pay-in-kind common units Convertible Debt Value of principal component may Notes not convertible at option of holder change based on future value of Notes not convertible into underlying underlying equity security security

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Preliminary Pro Forma Balance Sheet and Credit Statistics

	PLX 12/31/2003	Leucadia Transaction Adjs[1]	Pro Forma 12/31/2003	Leucadia Note Tender Offer Adjs	Post Tender Pro Forma 12/31/2003
Cash	$4.5		$4.5		$4.5
Other Current Assets	7.9		7.9		7.9
Net PP&E	53.3	(24.3)	29.0		29.0
Investment in PAA	100.5	399.5	500.0		500.0
Other Assets	9.8		9.8		9.8
Goodwill	0.0	184.9	184.9		184.9
Total Assets	$176.0	$560.1	$736.1	$0.0	$736.1
Current Debt	$20.0	($20.0)	$0.0		$0.0
Other Current Liabilities	11.8		11.8		11.8
Long Term Debt	30.0	(30.0)	0.0		0.0
Notes	0.0	471.2 [2]	471.2	(100.0)	371.2
Other Liabilities	6.2		6.2		6.2
Deferred Taxes	7.1	177.8	184.9		184.9
Shareholders' Equity	100.9	(38.9) [2]	62.0	100.0	162.0
Total Liabilities & Equity	$176.0	$560.1	$736.1	$0.0	$736.1
2003 EBITDA	$36.0	2.0	$38.0		$38.0
2003 Interest	$2.2	30.8	$33.0	(7.4)	$25.6
Credit Statistics:					
Debt / 2003 EBITDA	**1.4x**		**12.4x**		**9.8x**
2003 EBITDA / Interest	**16.4x**		**1.2x**		**1.5x**
Debt / Total Book Capitalization	**33%**		**88%**		**70%**

[1] Based on terms of Leucadia proposal dated March 5, 2004, using Leucadia's estimated value of the Notes of $33.86.

[2] Assumes PLX common stock, restricted stock, and all options exchanged for $1.19 cash and 0.5019 Notes per terms of Leucadia draft merger agreement received March 10, 2004, with option exercise proceeds used to fund transaction.

PLAINS RESOURCES

7

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Historical PAA Unit Performance

PAA Common Unit Performance

(2001-2004 YTD)

PAA

$50.00 ($/Unit) 1,000

Current Price (3/9/04) $32.36 52 Week High $33.68 $45.00 52 Week Low $24.24 900 Calendar Day Average 1 Month Prior $31.93 $40.00 3 Months Prior $32.33 800 6 Months Prior $31.53 1 Year Prior $30.31 $35.00 Trading Day Average 700

/Unit) (000s)

30 Days Prior $31.99 90 Days Prior $31.87 $ 120 Days Prior $31.56

( $30.00 600 Volume Price

Unit $25.00 500 $20.00 400

$15.00 300 $10.00 200 $5.00 100

$0.00 0 Jan-01 May-01 Sep-01 Feb-02 Jun-02 Oct-02 Mar-03 Jul-03 Nov-03

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Yield Perspective Note:

Yield by S&P Rating Category

(All Industries)

30%

Yield—3/9/03 25% Yield—3/9/04

20%

15%

Yield to Worst (Weighted Average) 10% 5%

0%

BB+ BB BB- B+ B B- CCC+ CCC CCC- CC C PAA

Ind.

Yield Yield to Worst by Rating Category—All Industries S&P

Rating 3/9/2004 3/9/2003

BB+ 5.4% 8.1% BB 5.9% 8.3% BB- 6.0% 8.6% B+ 6.6% 9.5% B 7.8% 11.7% B- 8.5% 12.7% CCC+ 10.4% 16.2% CCC 11.9% 23.8% CCC- 16.2% 29.1% CC 18.9% 24.3% C 25.0% N/A

PAA Ind. Yield 7.0% 8.6%

Note: Yield data from Advantage Data Inc.; PAA and bond pricing as of 3/9/04.

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Yield Perspective (Cont’d) Note:

Average Bond Yields at Issuance by S&P Rating Category

(All Industries)

14%

13.1%

13% BB+ BB-

12.4% 12.3%

B CCC+ 12%

11.7%

Issuance 11%

10.5% 11.0%

10.0%

10% 9.7% 9.6% 9.2% 9.8% 9.4%

Yield at 9% 9.4%

8.9% 8.2% 8.8%

8%

7.9%

7%

7.1% 6.7% 6.2%

6%

2000 2001 2002 2003 2004

Note: Yield data from Advantage Data Inc. 2004 issuances through 3/9/04.

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Illustrative Current Yield Analysis

Maximum Securities Case

Assumed Annual Note Interest $2.37

Assumed Note Current Yield 7.0% 7.5% 8.0% 8.5% 9.0% 9.5% 10.0% 10.5%

Implied Market Value of Note $33.86 $31.60 $29.63 $27.88 $26.33 $24.95 $23.70 $22.57

Notes Per PLX Share 0.5019 0.5019 0.5019 0.5019 0.5019 0.5019 0.5019 0.5019 Note Consideration $16.99 $15.86 $14.87 $13.99 $13.22 $12.52 $11.90 $11.33 Cash Consideration $1.19 $1.19 $1.19 $1.19 $1.19 $1.19 $1.19 $1.19

Implied Consideration Per PLX Share $18.18 $17.05 $16.06 $15.18 $14.41 $13.71 $13.09 $12.52

Maximum Cash Case

Assumed Annual Note Interest $2.37

Assumed Note Current Yield 7.0% 7.5% 8.0% 8.5% 9.0% 9.5% 10.0% 10.5%

Implied Market Value of Note $33.86 $31.60 $29.63 $27.88 $26.33 $24.95 $23.70 $22.57

Notes Per PLX Share 0.3754 0.3754 0.3754 0.3754 0.3754 0.3754 0.3754 0.3754 Note Consideration $12.71 $11.86 $11.12 $10.47 $9.89 $9.37 $8.90 $8.47 Cash Consideration $5.24 $5.24 $5.24 $5.24 $5.24 $5.24 $5.24 $5.24

Implied Consideration Per PLX Share $17.95 $17.10 $16.36 $15.70 $15.12 $14.60 $14.13 $13.71

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Illustrative Current Yield Analysis (Cont’d)

Illustrative Trading Price of Notes Based on Various Yields Annual Cash Unit

Distribution Price Yield

PAA Current $2.25 $32.36 7.0%

Illustrative Annual Cash Distribution Illustrative Trading Price of Notes

PAA Note Yield on Distribution to Notes

LP Units (PAA + $0.12) 7.0% 7.5% 8.0% 8.5% 9.0% 9.5% $2.25 $2.37 $33.86 $31.60 $29.63 $27.88 $26.33 $24.95 $2.30 $2.42 $34.57 $32.27 $30.25 $28.47 $26.89 $25.47 $2.35 $2.47 $35.29 $32.93 $30.88 $29.06 $27.44 $26.00 $2.40 $2.52 $36.00 $33.60 $31.50 $29.65 $28.00 $26.53

Max Securities Case

Illustrative Annual Cash Distribution Implied Consideration per PLX Share

PAA Note Yield on Distribution to Notes

LP Units (PAA + $0.12) 7.0% 7.5% 8.0% 8.5% 9.0% 9.5% $2.25 $2.37 $18.18 $17.05 $16.06 $15.18 $14.41 $13.71 $2.30 $2.42 $18.54 $17.38 $16.37 $15.48 $14.69 $13.98 $2.35 $2.47 $18.90 $17.72 $16.69 $15.77 $14.96 $14.24 $2.40 $2.52 $19.26 $18.05 $17.00 $16.07 $15.24 $14.50

Maximum Cash Case

Illustrative Annual Cash Distribution Implied Consideration per PLX Share

PAA Note Yield on Distribution to Notes

LP Units (PAA + $0.12) 7.0% 7.5% 8.0% 8.5% 9.0% 9.5% $2.25 $2.37 $17.95 $17.10 $16.36 $15.70 $15.12 $14.60 $2.30 $2.42 $18.22 $17.35 $16.59 $15.93 $15.33 $14.80 $2.35 $2.47 $18.48 $17.60 $16.83 $16.15 $15.54 $15.00 $2.40 $2.52 $18.75 $17.85 $17.06 $16.37 $15.75 $15.20

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Preliminary Discounted Cash Flow Analysis

Petrie Parkman completed a 20-year discounted cash flow analysis of the Leucadia proposal dated March 5, 2004 based on the net present value of potential future cash flows of the notes plus the cash consideration in the transaction

Comments

Cash consideration $1.19 per share in maximum securities case; $5.24 per share in maximum cash case + NPV of note consideration Based on various PAA LP unit distribution scenarios and terminal MLP unit values over a range of discount rates Total consideration

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Preliminary Discounted Cash Flow Analysis (Cont’d)Note:

Maximum Securities Case

Discount Rate vs. PAA Distribution Rate Sensitivity Discount Rate vs. Redemption Price Sensitivity

Year 20 PAA MLP Unit Yield Assumption 10.0% PAA Annual Distribution Growth Assumption 2.0%

Illustrative Consideration—$            per PLX Share Illustrative Consideration—$            per PLX Share

PAA Annual Distribution Growth Rate Year 20 PAA MLP Unit Yield Assumption $20.28 0.0% 1.0% 2.0% 3.0% 4.0% $20.28 12.0% 11.0% 10.0% 9.0% 8.0% 13.0% $10.95 $11.46 $12.02 $12.90 $13.93 13.0% $12.02 $12.02 $12.02 $12.14 $12.32 12.0% $11.77 $12.34 $12.96 $13.96 $15.15 12.0% $12.96 $12.96 $12.96 $13.10 $13.32 11.0% $12.72 $13.34 $14.04 $15.19 $16.55 11.0% $14.04 $14.04 $14.04 $14.21 $14.48

Discount Discount

10.0% $13.80 $14.50 $15.27 $16.60 $18.18 10.0% $15.27 $15.27 $15.27 $15.49 $15.81

Rate Rate

9.0% $15.06 $15.83 $16.70 $18.23 $20.07 9.0% $16.70 $16.70 $16.70 $16.96 $17.35 8.0% $16.51 $17.38 $18.36 $20.13 $22.27 8.0% $18.36 $18.36 $18.36 $18.67 $19.15 7.0% $18.20 $19.18 $20.28 $22.34 $24.84 7.0% $20.28 $20.28 $20.28 $20.66 $21.24

Maximum Cash Case

Discount Rate vs. PAA Distribution Rate Sensitivity Discount Rate vs. Redemption Price Sensitivity

Year 20 PAA MLP Unit Yield Assumption 10.0% PAA Annual Distribution Growth Assumption 2.0%

Illustrative Consideration—$            per PLX Share Illustrative Consideration—$            per PLX Share

PAA Distribution Growth Rate Year 20 PAA MLP Unit Yield Assumption $19.52 0.0% 1.0% 2.0% 3.0% 4.0% $19.52 12.0% 11.0% 10.0% 9.0% 8.0% 13.0% $12.54 $12.92 $13.34 $14.00 $14.77 13.0% $13.34 $13.34 $13.34 $13.43 $13.56 12.0% $13.15 $13.57 $14.04 $14.79 $15.68 12.0% $14.04 $14.04 $14.04 $14.15 $14.31 11.0% $13.86 $14.33 $14.85 $15.71 $16.73 11.0% $14.85 $14.85 $14.85 $14.98 $15.18

Discount Discount

10.0% $14.67 $15.19 $15.77 $16.76 $17.95 10.0% $15.77 $15.77 $15.77 $15.93 $16.17

Rate Rate

9.0% $15.61 $16.19 $16.84 $17.99 $19.36 9.0% $16.84 $16.84 $16.84 $17.03 $17.33 8.0% $16.70 $17.35 $18.08 $19.41 $21.00 8.0% $18.08 $18.08 $18.08 $18.31 $18.67 7.0% $17.96 $18.69 $19.52 $21.06 $22.93 7.0% $19.52 $19.52 $19.52 $19.80 $20.24

Note: If PAA consummates a potential $300-400 MM acquisition in 2004 as discussed in its 2003 10-K, the acquisition could impact the above analysis by approximately $0.10 – $0.40 per share under the Leucadia proposal and related Notes.

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Kinder Morgan Historical Market Performance

Kinder Morgan Management (KMR) vs Kinder Morgan Energy Partners (KMP)

(Since KMR IPO)

$60.00

KMR KMP $50.00

/Unit) $ $40.00

Unit Price ( $30.00

Average Discount

1 Week Prior 5.9% 1 Month Prior 6.8% $20.00

3 Months Prior 9.7% 6 Months Prior 10.3% 1 Year Prior 9.6%

$10.00 Since KMR IPO

Max 16.9% Min -5.1%

$0.00

May-01 Aug-01 Nov-01 Feb-02 May-02 Aug-02 Nov-02 Feb-03 May-03 Aug-03 Nov-03 Feb-04

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Enbridge Historical Market Performance

Enbridge Energy Management (EEQ) vs Enbridge Energy Partners (EEP)

(Since EEQ IPO)

$60.00

EEQ EEP

$50.00

/Unit) $40.00 $

$30.00 Average Discount

Unit Price ( 1 Week Prior 4.3% 1 Month Prior 4.9% 3 Months Prior 3.9% 6 Months Prior 6.2% $20.00 1 Year Prior 7.3% Since EEQ IPO

Max 16.0% $10.00 Min 1.9%

$0.00

Oct-02 Jan-03 Apr-03 Jun-03 Sep-03 Dec-03

PETRIE PARKMAN & Co.

Summary of Leucadia March 5, 2004 Proposal

Illustrative Trading Price Discount Analysis

Illustrative Implied Consideration per PLX share Based on Discount to PAA Current Yield

Current Unit / Annual Cash Cash Distribution Implied Notes Distribution Yield Trading Price PAA Units $2.25 7.0% $32.36

Notes (PAA + $0.12) $2.37 7.0% $33.86

Illustrative Trading

Implied Trading Price of Price of Implied Total Consideration ($            per share) Notes Based on Illustrative Notes after Max Securities Max Cash Current PAA Unit Price (Yield) Discount Assumed Discount Case Case $33.86 0.0% $33.86 $18.18 $17.95 $33.86 2.5% $33.01 $17.76 $17.63 $33.86 5.0% $32.16 $17.33 $17.31 $33.86 7.5% $31.32 $16.91 $16.99 $33.86 10.0% $30.47 $16.48 $16.68 $33.86 12.5% $29.63 $16.06 $16.36 $33.86 15.0% $28.78 $15.63 $16.04

PETRIE PARKMAN & Co.

Potential Issues for Consideration

Leucadia Proposed Transaction

Overall complexity of Leucadia proposal relative to an all-cash deal

Transaction will be fully taxable to PLX shareholders yet such shareholders would receive only $1.19 per share in cash at closing

Indenture for Notes critical to credit quality and maintenance of security by PLX

The Special Committee’s tax advisors have expressed significant concerns regarding the structure of the Notes which could materially impact the Note’s value, including o Create original issue discount income o Classification as debt or equity for tax purposes o Straddle rules could limit deductibility of interest by PLX o Constructive receipt

Potential impact on PAA GP, PAA credit profile, and value of PAA MLP units

PETRIE PARKMAN & Co.

Potential Issues for Consideration

Consideration Proposed by Leucadia

Combined value of cash plus Notes

Potential market value of Notes o Notes will be a complex security for investors to analyze o No existing market for Notes o Expected liquidity of Notes o Ability to defer interest payments for up to 60 months under certain conditions o Theoretic value based on net present value of expected future cash flows

Potential credit rating of Notes o Vulcan $175 MM of proposed debt rated BB/B1 o PLX pro forma credit profile after Leucadia transaction and Note tender offer o Pro forma PLX credit profile: ability to make distributions and satisfy Notes obligation at maturity o Notes would be obligations of PLX, not recourse to Leucadia o Leucadia credit support?

No securities similar to Notes trading in market o 20 year maturity, not callable, variable interest payments based on level of PAA distributions, principal amount repayable at maturity may fluctuate based on future value of PAA MLP units o Repayment obligation can be settled in cash, PAA MLP units, or a combination of cash and PAA MLP Units at the then current market price at option of Buyer

PETRIE PARKMAN & Co.

Potential Issues for Consideration

Consideration Proposed by Leucadia (cont’d)

Potential for research coverage of Notes given characteristics of issuer; impact on market price and yield

Current interest rate environment and impact on value of Notes if interest rates rise; long dated securities are highly sensitive

Current PLX shareholder base is equity-oriented which may cause sell-off of Notes post closing

Impact of $100 MM Note tender offer on liquidity and market price of Notes; timing of tender offer vs. investor demands for liquidity; tender offer price will be below face value

Leucadia obligations re: tender offer are to use “commercially reasonable efforts” to effect tender Impact on market for Notes, and Face Amount, if PAA is sold or merged Impact on market for Notes if PAA issues a similar security directly Value of convertible feature embedded in Notes given PAA’s high payout ratio Tax considerations raised by the Special Committee’s tax counsel

PETRIE PARKMAN & Co.

Appendix

Leucadia National Corporation Overview

Leucadia National Corp. is a diversified holding company engaged in a variety of businesses, including telecommunications, banking and lending, manufacturing, real estate activities, winery operations, development of a copper mine and property and casualty reinsurance. Banking and lending operations historically made collateralized personal automobile installment loans to individuals who have difficulty obtaining credit at interest rates above those charged to individuals with good credit histories. Manufacturing operations manufacture and market proprietary lightweight plastic netting used for a variety of purposes. Leucadia’s domestic real estate operations consist of a variety of commercial properties, residential land development projects and other unimproved land, all in various stages of development and all available for sale.

Enterprise Value in millions LUK Common Stock Performance

Stock Price (as of 3/8/04) $52.40 (2001-2004 YTD) Shares Outstanding 69.6

Market Value of Equity $3,649.3

Debt $613.6 Minority Interest 12.1

Less: Net Working Capital (428.9)

Enterprise Value $3,846.1

Credit Measures

As of 9/30/03

Debt / Enterprise Value 16%

Debt + Preferred / Book Cap 27%

Credit Ratings:

Standard & Poor’s BBB-

Moody’s Ba1

PETRIE PARKMAN & Co.